EILEEN DUNN:

Thanks for joining us this morning for our brief update on sales for the third quarter 2001, ended September 29, 2001. I want to remind you that we will report our 3rd quarter results on Wednesday October 17th.

Before Bruce begins his comments, let me also remind you that except for historical information, the matters discussed in this taped statement are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.

Forward-looking statements, including projections and anticipated levels of future performance, involve risks and uncertainties, which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in our filings with the United States Securities and Exchange Commission, including without limitation our most recent report on Form 10-K, filed on March 27, 2001, and all other subsequent filings. You are strongly urged to review such filings for a more detailed discussion of such risks and uncertainties.

Now let me turn today's call over to Bruce Nelson, Office Depot's CEO:


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BRUCE NELSON:
Thanks Eileen. Our third quarter ended Saturday, September 29. We have not yet closed our books for the quarter and therefore we are not yet in a position to report earnings, but in light of the tragic and horrific events of September 11 and their impact on business in general, we felt it was important to give everyone an early read on our 3rd quarter comp sales performance. As Eileen indicated, we will report our full 3rd quarter results on Wednesday morning, October 17, 2001. My comments, while brief, are designed to give you a quick overview of recent trends in the back half of the quarter just ended.


NORTH AMERICAN RETAIL
Comparable North American retail store sales -- pre-September 11th - --were tracking in the negative 4-5% range, consistent with the guidance we gave during our mid quarter update in August. However, during the week of the tragedies in New York and Washington, our improving sales trends came to an abrupt halt. Although we have seen some pick up in spending over the past two weeks, comp sales growth for the quarter will now be in the negative 7-8% range for the full quarter.

BUSINESS SERVICES GROUP
Moving to the Business Service Group, during our mid quarter update we commented that contract sales had slowed rapidly during the quarter. And while the weakness in our contract business was primarily led by a significant slowdown in Northern California, and parts of the Midwest, there was some continued strength in the rest of the U.S. After the tragic events of September 11, we saw a further slowdown in contract sales that lingered for several days. Sales trends have now improved to the low to mid single digit range, but BSG sales growth for the full quarter will come in at approximately plus 2-3%.

INTERNATIONAL
And finally in our International business, sales in local currencies and currency rates have held steady for the past several weeks. However, sales growth in some countries was also slightly negatively impacted by the events of early September, although not as severely as in North America. For the quarter, we expect growth of approximately 10-11% in U.S. dollars, stronger in local currencies, pretty much in line with our earlier projections.

IN CONCLUSION,
As I said at the beginning of the call, my comments, while brief, are designed to provide insight into our third quarter results from a sales perspective. We are continuing to see improvements in gross margins across the company, with particular strength in retail; and we have kept tight controls on operating costs and discretionary spending.

The loss of sales momentum during the last three weeks of September has clearly dampened our previous expectations for the quarter. Nevertheless, I remain optimistic with regard to our ability to meet consensus earnings expectations for the quarter that would result in a substantial increase in earnings over the third quarter of last year.


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The full impact of the terrorists attack on America and the world continue to unfold and evolve. It is impossible for me to put into words the grief, sorrow and sadness I feel. My prayers are with all those have suffered immense personal and professional loss, and I salute the hundreds of unsung heroes who have, and are, still risking their lives and safety for all of us.

There are just too many uncertainties to begin to fully understand and predict the impact of the lingering effects of the tragic and shocking events of September 11, and, as a result, our ability to forecast our own future short-term performance is somewhat limited at this time.

Thank you for listening to my comments. We will provide as much insight as possible when we report our earnings on October 17.

God Bless America and our World.